Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—April 18, 2019

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.016800 per unit, payable on May 14, 2019 to unitholders of record on April 30, 2019. The net profits interest calculation represents reported oil production for the month of January 2019 and reported natural gas production during December 2018. The calculation includes accrued costs incurred in February 2019.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	68,173	2,199	169,901	5,481	$46.95	$3.13

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $3.2 million for the current month on realized wellhead prices of $46.95/bbl. Recorded natural gas cash receipts from the Underlying Properties totaled $0.5 million for the current month on realized wellhead prices of $3.13/mcf. The increase in oil volumes over the prior month reflects the increase in production from the previously announced Permian Wolfcamp horizontal wells as well as the inclusion in the current month’s calculation of a small amount of the prior month’s oil cash receipts that had been held in suspense by operators. The decrease in gas revenues is partially on account of gas production revenues for the month of December that were aggregated with the operator’s one-time catch-up reporting reflected in last month’s reported distribution.

Total accrued operating expenses for the period were $2.2 million, which were up $0.2 million month-over-month from January 2019. Capital expenditures were $0.8 million in the month of February 2019, of which approximately $0.5 million was associated with the completion of the Permian Wolfcamp wells.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from COERT Holdings 1 LLC (the “Sponsor”) with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. Volumes and revenues reflected in the current period are, and in certain future periods during this transition process may be, higher than expected as delayed revenues are received by the Sponsor and are not indicative of future production and revenues. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555